EXHIBIT 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors

El Paso Electric Company:

We consent to the incorporation by reference in the registration statements (Nos. 333-17971 and 333-82129) on Form S-8 of El Paso Electric Company of our reports dated March 11, 2005, with respect to the consolidated balance sheets of El Paso Electric Company and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of operations, comprehensive operations, changes in common stock equity, and cash flows for each of the years in the three-year period ended December 31, 2004 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of El Paso Electric Company. Our report on the consolidated financial statements refers to a change in the Company’s method of accounting for asset retirement obligations in 2003.

El Paso, Texas

March 11, 2005

124